Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

•	Posts First Quarter 2007 GAAP EPS of $0.35 compared to $0.36 in 2006

•	Posts First Quarter 2007 Non-GAAP EPS of $0.38 compared to $0.32 in 2006

•	Company Raises 2007 Full-Year GAAP EPS Guidance to $1.24 to $1.34 and Non-GAAP Guidance to $1.30 to $1.40 reflecting strong first quarter performance and a lower forecasted tax rate

(NEW YORK, April 26, 2007) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the first quarter of 2007 and raised earnings guidance for the full year.

Bristol-Myers Squibb posted first quarter 2007 net sales of $4.5 billion, compared to $4.7 billion for the same period in 2006. The company reported first quarter 2007 net earnings of $690 million, or $0.35 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $714 million, or $0.36 per diluted share for the same period in 2006. The company’s first quarter 2006 results included a $200 million pre-tax gain on the sale of the DOVONEX® assets. On a non-GAAP basis excluding specified items, first quarter 2007 net earnings were $744 million, or $0.38 per diluted share, compared to $637 million, or $0.32 per diluted share for the same period in 2006. The first quarter 2007 results were driven by growth in demand for several pharmaceutical products, lower than expected operating expenses and a favorable tax rate, including a tax benefit due to a favorable resolution of certain tax matters.

“Our strong first quarter resulted from a combination of factors, including increased demand for several of our pharmaceutical products,” said Jim Cornelius, chief executive officer, Bristol-Myers Squibb. “PLAVIX® performed better than expected, due to accelerated U.S. prescription growth for the molecule as we continue to recapture market share while remaining generic inventory is depleted. Our first-quarter performance enables us both to reinvest in our key products and raise our full-year earnings guidance by $0.12 and $0.10 on a GAAP and non-GAAP basis, respectively.”

NEW PRODUCT AND PIPELINE DEVELOPMENTS

On April 26, the company and Pfizer Inc (Pfizer) announced a worldwide collaboration to develop and commercialize apixaban, an anticoagulant discovered by the company being studied for the prevention and treatment of a broad range of venous and arterial thrombotic conditions. Terms of the apixaban agreement include an upfront payment of $250 million by Pfizer to the company. Pfizer will fund 60% of all development costs effective January 1, 2007 going forward, and the company will fund 40%. The company may also receive additional payments of up to $750 million based on development and regulatory milestones. The companies will jointly develop the clinical and marketing strategy of apixaban, and will share commercialization expenses and profits/losses equally on a global basis. In a separate agreement, the companies will also collaborate on the research, development and commercialization of Pfizer’s discovery program which includes advanced pre-clinical compounds with potential applications for the treatment of metabolic disorders, including obesity and diabetes. Pfizer will be responsible for all research and early-stage development activities for the metabolic disorders program, and the companies will jointly conduct Phase III development and commercialization activities. The company will make an upfront payment of $50 million to Pfizer as part of this agreement. The companies will share all development and commercialization expenses along with profits/losses on a 60%-40% basis, with Pfizer assuming the larger share of both expenses and profit/losses.

On March 22, the Committee for Medicinal Products for Human Use of the European Medicines Agency granted a positive opinion on the company’s application for ORENCIA® in Europe for the treatment of rheumatoid arthritis.

On April 25, the company announced that the U.S. FDA approved an update to the ORENCIA® product labeling regarding the progression of structural joint damage – an important measure in the treatment of rheumatoid arthritis (RA). The indication was strengthened from “slowing” to “inhibiting” the progression of structural damage in adult patients with moderately to severely active RA who have had an inadequate response to one or more disease-modifying anti-rheumatic drugs, such as methotrexate or tumor necrosis factor antagonists.

On April 18, the U.S. Food and Drug Administration’s (FDA) Cardio-Renal Advisory Committee voted unanimously to recommend approval of a new indication for AVALIDE®, as initial treatment of hypertension. AVALIDE®, a fixed-dose combination of irbesartan and hydrochlorothiazide, is currently approved for the treatment of hypertension, for hypertensive patients with blood pressure uncontrolled on monotherapy. If approved, the new indication for AVALIDE® would be for the first-line treatment of hypertension in patients who are unlikely to obtain their blood pressure goals on monotherapy.

On February 5, Bristol-Myers Squibb and ImClone announced that an application was submitted to the Japanese Pharmaceuticals and Medical Devices Agency for the use of ERBITUX® in treating patients with advanced colorectal cancer. The Japanese submission was based on results from studies conducted in Europe and Japan which confirm the activity of ERBITUX® in patients with metastatic colorectal cancer. The filing in Japan is a result of a development collaboration between Bristol-Myers Squibb, ImClone and Merck KGaA of Darmstadt, Germany.

In February, BARACLUDE® was added to the American Association for the Study of Liver Disease treatment guidelines for hepatitis B as a first-line treatment option. BARACLUDE® also received approval and/or reimbursement in additional key European markets throughout the first quarter, including Italy.

SPRYCEL™ received approval and/or reimbursement in additional European markets, including Ireland, Norway, Sweden and Greece during the first quarter, and was also approved in Canada and New Zealand.

FIRST QUARTER RESULTS

•

First quarter 2007 net sales decreased 4% to $4.5 billion compared to the same period in 2006. U.S. net sales decreased 5% to $2.5 billion for the quarter compared to 2006, while international net sales remained constant at $2.0 billion, including a 5% favorable foreign exchange impact.

•

Cost of products sold, as a percentage of net sales, decreased to 31.1% in the first quarter of 2007 compared to 31.6% in the same period in 2006. This decrease was due primarily to lower charges for asset impairment and accelerated depreciation in the current year and sales growth of higher margin products, partially offset by $24 million of certain costs, which were reported in marketing, selling and administrative expenses in the same period in 2006.

•

Marketing, selling and administrative expenses decreased by 6% to $1.2 billion in the first quarter of 2007 compared to the same period in 2006, including a 2% decrease resulting from the above-mentioned classification in 2006, lower expenses for PRAVACHOL® and lower U.S. selling expenses.

•

Advertising and product promotion spending decreased by 9% to $269 million in the first quarter of 2007 from $295 million in the same period in 2006, driven primarily by lower spending within the pharmaceutical business.

•

Research and development expenses increased by 8% to $807 million in the first quarter of 2007 from $750 million in the same period in 2006. This increase primarily reflects higher licensing up-front payments and continued investments in late-stage compounds, partially offset by an alliance partner’s share of codevelopment costs related to saxagliptin and dapagliflozin.

INCOME TAXES

The effective income tax rate on earnings before minority interest and income taxes was 9.4% in the first quarter of 2007 compared to 27.5% in the first quarter of 2006. The first quarter 2007 effective tax rate included $105 million of benefit due to a favorable resolution of certain tax matters, including a $39 million benefit related to a prior year specified item.

SPECIFIED ITEMS

In the three months ended March 31, 2007 and 2006, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items before minority interest in 2007 included:

•	$80 million in upfront payments

•	$53 million of charges primarily related to downsizing and streamlining of worldwide operations and accelerated depreciation

In addition, a benefit of $39 million was recognized to reflect a change in estimate for taxes on a prior year specified item.

The pre-tax specified items in 2006 included:

•	$51 million of charges primarily related to asset impairment, accelerated depreciation, and downsizing and streamlining of worldwide operations

•	$40 million charge related to commercial litigation matters

•	$18 million for an upfront payment

•	$200 million gain on the sale of assets related to DOVONEX®, a product for the treatment for psoriasis

•	$21 million income from an insurance recovery related to previously settled litigation matters

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 7%, including a 2% favorable foreign exchange impact, to $3.5 billion in the first quarter of 2007 compared to the same period in 2006.

U.S. pharmaceutical sales decreased 6% to $1.9 billion in the first quarter of 2007 compared to the same period in 2006, largely due to the loss of exclusivity of PRAVACHOL® and lower sales of PLAVIX®, partially offset by continued growth of other key products and sales of newer products ORENCIA® and SPRYCEL™. In aggregate, estimated U.S. wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the first quarter decreased to less than two and a half weeks.

International pharmaceutical sales decreased 7%, including a 4% favorable foreign exchange impact, to $1.5 billion for the first quarter of 2007 compared to the same period in 2006. The decrease was due primarily to a decline in PRAVACHOL® and TAXOL® sales resulting from increased generic competition, partially offset by strong sales growth in REYATAZ®, BARACLUDE®, ABILIFY® and SPRYCEL™. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the first quarter of 2007 compared to the same period in 2006.

Product Sales

•

Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, decreased 5%, including a 1% favorable foreign exchange impact, to $938 million in the first quarter of 2007 from $986 million in the same period in 2006. Sales of PLAVIX® decreased 7% in the U.S. in the first quarter of 2007 to $787 million from $850 million in the same period in 2006. This was due to the impact of residual sales of generic clopidogrel bisulfate, partially offset by the replenishment of branded PLAVIX® inventory in the distribution channels. U.S. PLAVIX® net sales in the first quarter of 2007 have increased by 129% compared to $343 million in the fourth quarter of 2006 as generic clopidogrel bisulfate inventory in the distribution channels is depleted. The company estimates the adverse effect of the at-risk launch of generic clopidogrel bisulfate to be in the range of $300 million to $350 million for the first quarter of 2007. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 18% in the first quarter of 2007 compared to 2006, while estimated total U.S. prescription demand for branded PLAVIX® decreased by 28% in the same period.

•

Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 16%, including a 2% favorable foreign exchange impact, to $270 million in the first quarter of 2007 from $233 million in the same period in 2006. U.S. sales increased 17% to $163 million in the first quarter of 2007 from $139 million in the same period in 2006, primarily due to higher average net selling prices compared to the first quarter of 2006. Estimated total U.S. prescription demand decreased approximately 1% compared to 2006. International sales increased 14%, including a 5% favorable foreign exchange impact, to $107 million in the first quarter of 2007 from $94 million in the same period in 2006.

•

Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 29%, including a 2% favorable foreign exchange impact, to $366 million in the first quarter of 2007 from $283 million in the same period in 2006. U.S. sales increased 27% to $293 million in the first quarter 2007 from $231 million in the same period in 2006, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 14% compared to the same period last year. International sales continued to gain momentum, increasing 40%, including a 10% favorable foreign exchange impact, to $73 million in the first quarter of 2007 from $52 million in the same period in 2006. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•

Sales of REYATAZ®, a protease inhibitor for the treatment of human immunodeficiency virus (HIV), increased 27%, including a 3% favorable foreign exchange impact, to $263 million in the first quarter of 2007 from $207 million in the same period in 2006. U.S. sales increased 20% to $143 million in the first quarter of 2007 from $119 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 17% compared to 2006. International sales increased 36%, including a 7% favorable foreign exchange impact, to $120 million in the first quarter of 2007 from $88 million in the same period in 2006, primarily due to increased demand in Europe, Latin America and Canada.

•

Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 16% to $160 million in the first quarter of 2007 from $138 million in the same period in 2006, due to increased demand for usage in the treatment of head and neck cancer. ERBITUX® net sales have decreased by 4% compared to the fourth quarter of 2006 reflecting increased competition in the colorectal cancer market. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone.

•

Total revenue for the SUSTIVA® Franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 29%, including a 4% favorable foreign exchange impact, to $226 million in the first quarter of 2007 from $175 million in the same period in 2006. Estimated total U.S. prescription growth increased approximately 25% compared to 2006. Total revenue for the SUSTIVA® Franchise includes sales of SUSTIVA® as well as revenue from bulk efavirenz included in the combination therapy ATRIPLATM, which is sold through a joint venture with Gilead Sciences, Inc.

•

Sales of BARACLUDE®, an oral antiviral agent for the treatment of chronic hepatitis B, increased to $45 million in the first quarter of 2007 from $11 million in the same period in 2006, as the product becomes commercialized in international markets and continues to grow in the U.S.

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Sales of ORENCIA®, a fusion protein indicated for adult patients with moderate to severe rheumatoid arthritis, increased to $41 million in the first quarter of 2007 from $5 million in the same period in 2006. ORENCIA® was launched in the U.S. in February 2006 and Canada in August 2006.

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Sales for SPRYCEL™, an oral inhibitor of multiple tyrosine kinases, were $21 million in the first quarter of 2007, compared to $14 million in fourth quarter of 2006. SPRYCEL™ was launched in the U.S. in July 2006 and in certain European markets beginning in the fourth quarter of 2006.

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Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, decreased 75%, including a 1% favorable foreign exchange impact, to $135 million in the first quarter of 2007 from $536 million in the same period in 2006, due to loss of market exclusivity resulting in generic competition for most strengths in the U.S. beginning in April 2006, and generic competition in key European markets, including France beginning in July 2006.

•

Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 24%, including a 1% favorable foreign exchange impact to $111 million in the first quarter of 2007 from $147 million in the same period in 2006, primarily due to increased generic competition in Europe and generic entry in Japan during the third quarter of 2006.

HEALTH CARE GROUP

The combined first quarter 2007 revenues from the Health Care Group increased 4% to $1.0 billion compared to the same period in 2006.

Nutritionals

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Worldwide Nutritional sales increased 7%, including a 2% favorable foreign exchange impact, to $606 million in the first quarter of 2007 from $565 million in the same period in 2006. U.S. Nutritional sales increased 11% to $274 million in the first quarter of 2007, primarily due to increased sales of ENFAMIL®, the company’s best-selling infant formula. International Nutritional sales increased 4% to $332 million in the first quarter of 2007, including a 3% favorable foreign exchange impact.

Other Health Care

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Worldwide ConvaTec sales increased 10%, including a 5% favorable foreign exchange impact, to $254 million in the first quarter of 2007 from $230 million in the same period in 2006. Sales of wound therapeutic products increased 9%, including a 5% favorable foreign exchange impact, to $107 million in the first quarter of 2007 from $98 million in the same period in 2006, primarily due to continued growth of AQUACEL®.

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Worldwide Medical Imaging sales decreased 12% to $159 million in the first quarter of 2007 from $181 million in the same period in 2006, primarily due to higher sales in 2006 for Technetium Tc99m Generators and a 4% decrease for CARDIOLITE® primarily due to lower U.S. average selling prices.

2007 GUIDANCE

Bristol-Myers Squibb raises its 2007 earnings guidance for fully-diluted earnings per share from continuing operations on a GAAP basis to be between $1.24 and $1.34 from the previous guidance of $1.12 to $1.22.

The company also raises its 2007 fully-diluted earnings per share guidance on a non-GAAP basis to be between $1.30 and $1.40 from the previous guidance of $1.20 to $1.30, reflecting strong first quarter performance and a lower forecasted tax rate. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company expects generic clopidogrel bisulfate that was sold into distribution channels following the Apotex at-risk launch in August 2006 will continue to have a declining residual impact on PLAVIX® net sales and the company’s overall financial results at least through the second quarter of 2007. While the company cannot estimate with certainty the full amount and duration of the impact, the potential variability around the estimate of the impact has been factored into the company’s 2007 guidance range, assuming the absence of renewed or additional generic competition.

For 2007, the company expects reductions of net sales for products that have lost exclusivity in previous years to moderate to a range between $900 million and $1.0 billion, as compared to $1.4 billion in 2006, and $1.3 billion in 2005. While the company expects generic clopidogrel bisulfate inventory in the market to have a continued residual impact on 2007 PLAVIX® net sales, the company does expect PLAVIX® net sales and earnings growth in 2007, assuming the absence of renewed or additional generic competition. The company expects increased prescription demand for PLAVIX® as well as for other key brands and newly launched products. Compared to 2006, the gross margin is expected to improve due to net sales growth of higher margin products, lower margin erosion related to exclusivity losses, and manufacturing efficiencies. Marketing, selling and administrative expense is expected to remain relatively unchanged as the company continues to focus on high value primary care and specialist physicians and implements various productivity initiatives. The company expects to continue to increase investments to develop additional new compounds and support the introduction of new products.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations in addition to the pending PLAVIX® litigation, described below. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that the aggregate impact, beyond current reserves, of the pending PLAVIX® patent litigation, these other litigations and investigations and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s GAAP and non-GAAP guidance for 2007 described above does not reflect the potential impact of either the pending PLAVIX® patent litigation as described below or the impact of any other legal matters on the company’s results of operations for 2007, beyond current reserves for ongoing matters.

As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex. The trial testimony ended on February 15, 2007 and the parties are awaiting the court’s decision. If Apotex were to prevail in the trial in the patent litigation, the company would expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with its alliance partner, sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of the patent litigation with Apotex or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® were $2.7 billion and $3.2 billion in 2006 and 2005, respectively.

As previously disclosed, the Antitrust Division of the United States Department of Justice (DOJ) is conducting a criminal investigation into the proposed settlement and the company has received a Civil Investigative Demand by the Federal Trade Commission (FTC) requesting documents related to the proposed settlement. In addition, on April 13, 2007, the company received a subpoena from the New York State Attorney General’s Office – Antitrust Bureau for documents relating to the proposed PLAVIX® settlement. The company is cooperating fully with the investigations. It is not possible at this time reasonably to assess the outcome of the investigations or its impact on the company. It is also not possible at this time reasonably to assess the impact of the investigations, if any, on the company’s compliance with the Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey.

As previously disclosed, in December 2006, the company, the DOJ and the Office of the United States Attorney for the District of Massachusetts have reached an agreement in principle, subject to approval by the DOJ, to settle several investigations involving the company’s drug pricing, and sales and marketing activities. The agreement in principle provides for a civil resolution and an expected payment of $499 million, which is fully reserved. There would be no criminal charges against the company. The agreement in principle also provides for the company to enter into a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. The settlement is contingent upon the parties’ agreement to the terms of a final settlement agreement, including on the terms of the corporate integrity agreement, and approval by the DOJ. There can be no assurance that the settlement will be finalized.

For additional discussion of legal matters, including the PLAVIX® patent litigation, the Antitrust Division investigation related to the proposed settlement with Apotex and the terms of the DPA and SEC Consent, see “Item 1. Financial Statements Note 21. Legal Proceedings and Contingencies,” and “Management’s Discussion and Analysis – SEC Consent Order and Deferred Prosecution Agreement” in the company’s Form 10-K Annual Report for the fiscal year ended December 31, 2006.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, a non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and the unpredictability of the ultimate outcome of any litigation matter, including whether the company will prevail at trial in the patent litigation with Apotex, as well as any risks associated with the criminal investigation conducted by the Department of Justice, the civil investigation conducted by the Federal Trade Commission, or the investigation conducted by the New York State Attorney General’s Office in connection with the proposed settlement with Apotex, and the launch of a generic clopidogrel bisulfate product by Apotex, including the amount of generic product distributed and the rate at which it will be utilized by prescription demand, and the time-period in which it will impact the company’s results. These factors also include the ability to realize projected cost savings and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 26, 2007 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4911. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, Communications, Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2007	2006
Pharmaceuticals	$3,457	$3,700

Nutritionals	606	565
Other Health Care	413	411

Health Care Group	1,019	976

Net Sales	$4,476	$4,676

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Unaudited, dollars in millions except prescription data)

The following table set forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Three Months Ended March 31,
	Worldwide Net Sales			U.S. Net Sales
	2007	2006	% Change	2007	2006	% Change	% Change in U.S. Total Prescriptions vs. 2006
Pharmaceuticals
Cardiovascular
Plavix	938	$986	(5)%	$787	$850	(7)%	(28)%
Pravachol	135	536	(75)%	57	302	(81)%	(86)%
Avapro/Avalide	270	233	16%	163	139	17%	(1)%
Coumadin	46	55	(16)%	38	47	(19)%	(17)%
Virology
Reyataz	263	207	27%	143	119	20%	17%
Sustiva Franchise (total revenue)	226	175	29%	144	108	33%	25%
Baraclude	45	11	**	17	9	89%	127%
Oncology
Erbitux	160	138	16%	158	136	16%	N/A
Taxol	111	147	(24)%	4	4	—	N/A
Sprycel	21	—	—	10	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	366	283	29%	293	231	27%	14%
Immunoscience
Orencia	41	5	**	40	5	**	N/A
Other Pharmaceuticals
Efferalgan	81	68	19%	—	—	—	N/A
Nutritionals
Enfamil	254	237	7%	171	155	10%	N/A
Enfagrow	72	67	7%	—	—	—	N/A
Other Health Care
Ostomy	130	123	6%	34	34	—	N/A
Wound Therapeutics	107	98	9%	32	30	7%	N/A
Cardiolite	99	103	(4)%	87	91	(4)%	N/A

**	Change is in excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Unaudited, dollars in millions except per share data)

	Three Months Ended March 31,
	2007	2006
Net Sales	$4,476	$4,676

Cost of products sold	1,392	1,476
Marketing, selling and administrative	1,158	1,238
Advertising and product promotion	269	295
Research and development	807	750
Provision for restructuring, net	37	1
Litigation income, net	—	(21)
Gain on sale of product asset	—	(200)
Equity in net income of affiliates	(126)	(93)
Other expense, net (a)	22	37

	3,559	3,483

Earnings Before Minority Interest and Income Taxes	917	1,193
Provision for income taxes	86	328
Minority interest, net of taxes	141	151

Net Earnings	$690	$714

Earnings per Common Share:
Basic	$0.35	$0.36
Diluted	$0.35	$0.36

Average Common Shares Outstanding:
Basic	1,962	1,957
Diluted	1,997	1,988

(a) Other expense, net
Interest expense	$109	$116
Interest income	(53)	(62)
Foreign exchange transaction losses/(gains)	8	(12)
Other, net	(42)	(5)

	$22	$37

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Unaudited, dollars in millions)

Three months ended March 31, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Total
Upfront payments	$—	$80	$—	$80
Downsizing and streamlining of worldwide operations	—	—	37	37
Accelerated depreciation	16	—	—	16

	$16	$80	$37	133

Income taxes on items above				(40)
Change in estimate for taxes on a prior year specified item				(39)

Reduction to Net Earnings				$54

Three months ended March 31, 2006

	Cost of products sold	Research and development	Marketing, selling and admin	Provision for restructuring, net	Litigation settlement income	Other expense, net	Gain on sale of product asset	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(21)	$—	$—	$(21)
Commercial litigations	—	—	—	—	—	40	—	40

	—	—	—	—	(21)	40	—	19
Other:
Accelerated depreciation and asset impairment	46	—	4	—	—	—	—	50
Upfront payments	—	18	—	—	—	—	—	18
Downsizing and streamlining of worldwide operations	—	—	—	1	—	—	—	1
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$46	$18	$4	$1	$(21)	$40	$(200)	(112)

Income taxes on items above								48
Minority interest, net of taxes								(13)

Increase to Net Earnings								$(77)